Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Amendment No. 6 to the Registration Statement of Digital Cinema Destinations Corp. on Form S-1 (No. 333-1768648) to be filed on or about April 9, 2012, of our report dated December 19, 2011, except for Note 13, as to which the date is April 9, 2012, on our audits of the financial statements of Cinema Supply, Inc. as of October 31, 2011 and 2010 and for each of the years in the two-year period ended October 31, 2011. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ EisnerAmper LLP

Edison, New Jersey

April 9, 2012